Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 28, 2002 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 22, 2002 with respect to the financial statements of IDS Life of New York Variable Annuity Account - IDS Life of New York Flexible Portfolio Annuity (comprised of subaccounts GS, GC, GM, GV, GY, GI, GD, GG, GA, GW, GP, GT, GK and GN), included in Post-Effective Amendment No.6 to the Registration Statement (Form N-4, No. 333-03867) and related Prospectus for the registration of the Flexible Portfolio Annuity Contracts to be offered by IDS Life Insurance Company of New York.





/s/ Ernst & Young LLP
    Minneapolis, Minnesota
    April 29, 2002